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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0287
FORM 4                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   InterWest Partners VI, LP
--------------------------------------------------------------------------------
   (Last)                            (First)                       (Middle)

   2710 Sand Hill Road; Second Floor
--------------------------------------------------------------------------------
                                     (Street)

   Menlo Park, CA 94025
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   (City)                            (State)                        (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   TheraSense, Inc. (THER)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Date/Year

   April 29, 2003
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [X] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)


   ------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [ ] Form filed by One Reporting Person
   [X] Form filed by More Than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

==========================================================================================================================
                                          |             |             |                  | Amount   |          |
                                          |             |             |                  | of       |          |
                                          |             |             |   Securities     | Secur-   |          | Nature
                                          |             |             |   Acquired (A)   | ities    | Owner-   | of
                                          |             |             |   or Disposed    | Bene-    | ship     | Indirect
                                          |             |             |   of (D) (Instr. | ficially | Form:    | Bene-
                                          |             | Transaction |   3, 4 and 5)    | Owned at | Direct   | ficial
                                          |             | Code        | ---------------- | End      | (D) or   | Owner-
                                          | Transaction | (Instr. 8)  |       |(A)|      | of Month | Indirect | ship
Title of Security                         | Date        | ----------- | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                                | (mm/dd/yy)  | Code  |  V  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -       100,306     I       By:
InterWest Partners V, LP (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -     3,237,103     D
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -       101,494     I       By:
InterWest Investors VI, LP (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -     1,449,082     I       By:
InterWest Partners VII, LP (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -        69,396     I       By:
InterWest Investors VII, LP (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -        21,764     I       By:
W. Scott Hedrick (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -        11,764     I       By:
Harvey B. Cash (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -        20,000     I       By:
InterWest Venture Mgmt Co.
PSRP FBO Harvey B. Cash (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -         2,000     I       By:
Crites Family Trust (1),(3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -        27,647     I       By:
The Momsen Living Trust
U/A/D 1-5-95 (1),(2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -         1,000     I       By:
Robert Momsen Custodian
FBO Paige Momsen under CA uniform
TFR to Minor
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -         1,000     I       By:
Robert Momsen Custodian
FBO Nick Momsen under
CA uniform TFR to Minor
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 4-29-2003     P             75,000 A    $7.04   175,000     I       By:
InterWest Venture Mgmt Co.
PSRP FBO Robert R. Momsen (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                 -             -             -      -    -        10,000     I       By:
Gilbert H. Kliman (1)
--------------------------------------------------------------------------------------------------------------------------
==========================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                  Page 2 of 3

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

=========================================================================================================================
                     |       |        |       |Number   |                 |             |       | Number  |Owner-|
                     |       |        |       |of       |                 |             |       | of      |ship  |
                     |       |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
                     |Conver-|        |       |ative    |                 |Amount of    |       | ative   |Deriv-|
                     |sion   |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
                     |of     |        |       |ities    |                 |Securities   |       | ities   |Secur-|of
                     |Exer-  |        |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
                     |cise   |        |Trans- |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
                     |Price  |Trans-  |action |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
                     |of     |action  |Code   |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of             |Deriv- |Date    |(Instr.|(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative           |ative  |(Month/ |8)     |4 and 5) |Date    | Expira-|      |Number|ity    | Month   |(I)   |ship
Security             |Secur- |Day/    |------ |-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)           |ity    |Year)   |Code|V |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

=========================================================================================================================


Explanation of Responses:

(1)   See attached joint filer information.
(2) The shares are held in the name of The Momsen Living Trust U/A/D 1-5-95 of which Robert Momsen is the Trustee.
(3) The shares are held in the name of Alan W. Crites and Carol B. Crites, Trustees of the Crites Family Trust-2000 u/i dated 2/18/00.


*See attached signature pages*
-------------------------------               ------------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                   Page 3 of 3

                                     FORM 4

Joint Filer Information

Name: InterWest Partners VI, L.P. ("Partners VI")
      InterWest Investors VI, L.P. ("Investors VI")
      InterWest Partners VII, L.P. ("Partners VII")
      InterWest Investors VII, L.P. ("Investors VII")
      InterWest Management Partners VI, LLC
      InterWest Management Partners VII, LLC

      Harvey B. Cash
      Alan W. Crites
      Philip T. Gianos
      W. Scott Hedrick
      W. Stephen Holmes
      Gilbert H. Kliman
      Thomas L. Rosch
      Arnold L. Oronsky
      Robert R. Momsen


Address:   2710 Sand Hill Road
           Second Floor
           Menlo Park, CA 94025

Designated Filer:     InterWest Partners VI, L.P.

Issuer and Ticker Symbol:   TheraSense, Inc.-("THER")

Statement for Month/Date/Year:   April 29, 2003

         The individual Reporting Persons listed above (excluding Harvey B. Cash, Gilbert H. Kliman and Thomas L. Rosch) are general partners of InterWest Management Partners V, LP. InterWest Management Partners V, LP has sole voting and investment control over shares owned by
         Interwest Partners V, LP ("Partners V"). The individual Reporting Persons listed above (excluding Thomas L. Rosch) are managing directors of InterWest Management Partners VI, LLC. InterWest Management Partners VI, LLC has sole voting and investment control over shares owned by
         Partners VI and Investors VI. Certain of the individual Reporting Persons listed above (excluding Robert R. Momsen) are also managing directors of InterWest Management Partners VII, LLC. InterWest Management Partners VII, LLC has sole voting and investment control over shares owned by Partners VII and Investors VII. All Reporting Persons disclaim beneficial ownership of shares of TheraSense, Inc. stock held by Partners V, Partners VI, Investors VI, Partners VII and Investors VII, except to the extent of their respective pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, any of the Reporting Persons are the beneficial owner of all of the equity securities covered by this statement.

Each of the Reporting Persons listed above hereby designates Partners VI as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.


                                                                          1 of 3

                   SIGNATURE PAGES TO FORM 4: TheraSense, Inc.


InterWest Partners VI, L.P.

/s/ W. Stephen Holmes                                            4/30/03
------------------------------------------------------           ---------------
By:           InterWest Management Partners VI, LLC              Date
              Its General Partner
              by W. Stephen Holmes, Managing Director



InterWest Investors VI, L.P.

/s/ W. Stephen Holmes                                            4/30/03
------------------------------------------------------           ---------------
By:           InterWest Management Partners VI, LLC              Date
              Its General Partner
              by W. Stephen Holmes, Managing Director



InterWest Partners VII, L.P.

/s/ W. Stephen Holmes                                            4/30/03
------------------------------------------------------           ---------------
By:           InterWest Management Partners VII, LLC             Date
              Its General Partner
              by W. Stephen Holmes, Managing Director



InterWest Investors VII, L.P.

/s/ W. Stephen Holmes                                            4/30/03
------------------------------------------------------           ---------------
By:           InterWest Management Partners VII, LLC             Date
              Its General Partner
              by W. Stephen Holmes, Managing Director



InterWest Management Partners VI, LLC

/s/ W. Stephen Holmes                                            4/30/03
------------------------------------------------------           ---------------
By:           W. Stephen Holmes, Managing Director               Date



InterWest Management Partners VII, LLC

/s/ W. Stephen Holmes                                            4/30/03
------------------------------------------------------           ---------------
By:           W. Stephen Holmes, Managing Director               Date

                   SIGNATURE PAGES TO FORM 4: TheraSense, Inc.


/s/ Harvey B. Cash                                               4/30/03
------------------------------------------------------           ---------------
By:           Harvey B. Cash                                     Date


/s/ Alan W. Crites                                               4/30/03
------------------------------------------------------           ---------------
By:           Alan W. Crites                                     Date


/s/ Philip T. Gianos                                             4/30/03
------------------------------------------------------           ---------------
By:           Philip T. Gianos                                   Date


/s/ W. Scott Hedrick                                             4/30/03
------------------------------------------------------           ---------------
By:           W. Scott Hedrick                                   Date


/s/ W. Stephen Holmes                                            4/30/03
------------------------------------------------------           ---------------
By:           W. Stephen Holmes                                  Date


/s/ Gilbert H. Kliman                                            4/30/03
------------------------------------------------------           ---------------
By:           Gilbert H. Kliman                                  Date


/s/ Thomas L. Rosch                                              4/30/03
------------------------------------------------------           ---------------
By:           Thomas L. Rosch                                    Date


/s/ Arnold L. Oronsky                                            4/30/03
------------------------------------------------------           ---------------
By:           Arnold L. Oronsky                                  Date


/s/ Robert R. Momsen                                             4/30/03
------------------------------------------------------           ---------------
By:           Robert R. Momsen                                   Date